Registration No. 33-54779

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IKON Office Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	23-0334400
(State or Other Jurisdiction of	(I.R.S. Employer Identification Number)
Incorporation or Organization)

70 Valley Stream Parkway
Malvern, Pennsylvania 19355
(610) 296-8000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copy to:

Mark A. Hershey, Esq.
Senior Vice President, General Counsel and Secretary
70 Valley Stream Parkway
Malvern, Pennsylvania 19355
(610) 296-8000
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)
Richard A. Hall, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:  Not applicable.  This Amendment No. 1 relates to the deregistration of unsold securities.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-3 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the Registrant’s offering.

IKON Office Solutions, Inc., an Ohio corporation (the “Company”), files this Post-Effective Amendment No. 1 to its Form S-3 Registration Statement (Registration No. 33-54779) (the “Registration Statement”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, without par value, issuable pursuant to the Registration Statement.

Pursuant to the Agreement and Plan of Merger dated as of August 27, 2008, between the Company, Ricoh Company, Ltd. (“Ricoh”) and Keystone Acquisition, Inc. (“Sub”), an indirect wholly owned subsidiary of Ricoh, Sub is expected to merge with and into the Company on October 31, 2008 (the time of such merger, the “Effective Time”), with the Company as the surviving entity (the “Merger”).  The Merger was approved by the holders of the Company’s common stock on October 31, 2008, as required under Ohio law and the terms of the Merger Agreement.  As a result of the Merger, the holders of shares of the Company’s common stock, without par value, issued and outstanding immediately prior to the effective time of the Merger (except as otherwise agreed, and excluding shares owned by the Company, as treasury stock, Ricoh or Sub which will be canceled in accordance with the Merger Agreement, and any shares for which stockholders have sought appraisal rights under Ohio law) will be entitled to receive $17.25 in cash per share, without interest (the “Merger Consideration”), and all such shares shall no longer be outstanding and shall cease to exist, and each holder of a certificate that immediately prior to the effective time of the Merger represented any such shares of the Company’s common stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to certain existing registration statements, including the Registration Statement, as of the Effective Time.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unissued or unobligated as of the Effective Time.

Item 16.  Exhibits
The following document is filed as an exhibit to this Registration Statement:

Exhibit Number	Description of Exhibit
24.1	Power of Attorney

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on this 31st day of October, 2008.

IKON OFFICE SOLUTIONS, INC.
By:	/s/ Mark A. Hershey
Mark A. Hershey
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman and Chief Executive Officer	October 31, 2008
Matthew J. Espe	(Principal Executive Officer)

*	Senior Vice President and Chief Financial	October 31, 2008
Robert F. Woods	Officer (Principal Financial Officer)

*	Vice President and Controller	October 31, 2008
Theodore E. Strand	(Principal Accounting Officer)

*	Director	October 31, 2008
Philip E. Cushing

*	Director	October 31, 2008
Thomas R. Gibson

*	Director	October 31, 2008
Richard A. Jalkut

*	Director	October 31, 2008
Arthur E. Johnson

*	Director	October 31, 2008
Kurt M. Landgraf

*	Director	October 31, 2008
Gerald Luterman

*	Director	October 31, 2008
William E. McCracken

Signature	Title	Date

*	Director	October 31, 2008
Hellene S. Runtagh

*	Director	October 31, 2008
Anthony P. Terracciano

*
Mark A. Hershey, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.

By:	/s/ Mark A. Hershey
Mark A. Hershey, Attorney-in-Fact